Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 Amendment No. 1 and related Prospectus, for the registration of 1,050,970 shares of common stock, of our report dated March 25, 2024, with respect to the financial statements of Socket Mobile, Inc. for the years ended December 31, 2023 and 2022, included in its Form 10-K filed with the Securities and Exchange Commission. We also consent to the reference of our firm under the caption “Experts” in the Registration Statement.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

November 15, 2024